Calculation of Filing Fee Tables
S-8
Oculis Holding AG
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Ordinary Shares, with a nominal value of CHF 0.01 per share	457(a)	197,700	$ 11.31	$ 2,235,987.00	0.0001381	$ 308.79
Total Offering Amounts:						$ 2,235,987.00		$ 308.79
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 308.79
Offering Note
[1]	(1) This registration statement covers a total of 197,700 ordinary shares with a nominal value of CHF 0.01 per share of Oculis Holding AG ("Ordinary Shares") that are issuable under the registrant's Stock Option and Incentive Plan Regulation 2023. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement shall also cover any additional Ordinary Shares which may become issuable by reason of any share split, share dividend, recapitalization, or any other similar transaction effected without consideration which results in an increase in the number of the outstanding Ordinary Shares. The Proposed Maximum Offering Price Per Unit is estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Ordinary Shares on The Nasdaq Stock Market LLC on July 31, 2026 ($11.31 per Ordinary Share). This calculation is in accordance with Rules 457(c) and 457(h) of the Securities Act.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources